Exhibit 10.90

This SECOND AMENDMENT TO THE THIRD SETTLEMENT AGREEMENT, dated October 3, 2017 by agreement between (i) Wright Medical Technology, Inc. (“Wright Medical”) and (ii) Plaintiffs’ Co-Lead Counsel appointed by the Hon. William S. Duffey in MDL No. 2329 (the “MDL”) and Plaintiffs’ Co-Lead Counsel appointed by the Hon. Jane Johnson in JCCP No. 4710 (the “JCCP”) (referred to collectively as “Plaintiffs’ Counsel”) (Plaintiffs’ Counsel and Wright Medical each a “Party” and collectively referred to as the “Parties”), is made pursuant to Section 13.10 of the Third Settlement Agreement dated October 3, 2017 (the “Third Settlement Agreement”). The Third Settlement Agreement, as previously amended by the First Amendment to the Third Settlement Agreement, shall be further amended as follows (the Third Settlement Agreement, as amended, and this Second Amendment being collectively referred to herein as the “Agreement”):

1.	Section 3.1.2 of the Third Settlement Agreement, as amended by the First Amendment, which originally read:

All settlement payments under either the Standard Settlement Option or the EIF Option are contingent upon Wright Medical receiving at least Thirty-Five Million dollars ($35,000,000.00) of additional insurance payments from some or all of the following insurers: Federal Insurance Company, Lexington Insurance Company, Lloyd’s of London, or Catlin Specialty Insurance Company (“the Non-Settling Insurers”). The payments must be received between the date of execution of the Term Sheet (September 18, 2017) and February 28, 2018, and must be paid to reimburse Wright Medical for defense fees and costs, settlements and or/judgments paid or incurred in connection with a CONSERVE® Claim, DYNASTY® Claim, or LINEAGE® Claim, as those terms are defined above. In the event that this contingency is not met, Wright Medical in its sole discretion may terminate this Third Settlement Agreement in its entirety, and the Parties and Eligible Claimants will return to their respective positions held prior to this Third Settlement Agreement, with all releases and dismissal stipulations that may have been provided deemed void, and either returned to Plaintiffs’ Counsel or destroyed.
Is hereby amended as follows:
All settlement payments under either the Standard Settlement Option or the EIF Option are contingent upon Wright Medical receiving at least Thirty-Five Million dollars ($35,000,000.00) of additional insurance payments from some or all of the following insurers: Federal Insurance Company, Lexington Insurance Company, Lloyd’s of London, or Catlin Specialty Insurance Company (“the Non-Settling Insurers”). The payments must be received between the date of execution of the Term Sheet (September 18, 2017) and March 30, 2018, and must be paid to reimburse Wright Medical for defense fees and costs, settlements and/or judgments paid or incurred in connection with a CONSERVE® Claim, DYNASTY® Claim, or LINEAGE® Claim, as those terms are defined above. In the event that this contingency is not met, Wright Medical in its sole discretion may terminate this Agreement in its entirety, and the Parties and Eligible Claimants will return to their respective positions held prior to this Agreement, with all releases and dismissal stipulations that may have been provided deemed void, and either returned to Plaintiffs’ Counsel or destroyed.
The Agreement shall remain the same in all other respects.

Exhibit 10.90

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to the Third Settlement Agreement as of October 3, 2017 on the dates indicated below.

PLAINTIFFS’ MDL AND JCCP CO-LEAD COUNSEL
/s/ Michael L. McGlamry		/s/ Raymond P. Boucher
Michael L. McGlamry Pope, McGlamry, Kilpatrick, Morrison & Norwood, P.C.		Raymond P. Boucher Boucher LLP
Dated:	2/23/2018	Dated:	2/23/2018
WRIGHT MEDICAL TECHNOLOGY, INC.
/s/ James Lightman
James Lightman Sr. Vice President and General Counsel Wright Medical Technology, Inc.
Dated:	2/23/2018